EXHIBIT 10.37

_______________________, 201_

[Insert Employee Name and Address]

Dear _________,
I am pleased to offer you the position of __________________________________________ of Avid Technology, Inc. (“Avid” or “the Company”), reporting to _______________________ in our _____________ office. Your target start date is ___________________________ (“Start Date”).

Salary
Subject to the approval of Avid's Compensation Committee (if required by applicable law, rules or regulations), your salary will be paid at an annual rate of _____________________________________ dollars ($__________), payable in regular installments in accordance with Avid's usual payment practices.  The initial pay period will be calculated based upon actual days worked.

Executive Bonus Plan
You will be eligible to participate in an annual performance bonus plan (the “Plan”). Subject to the approval of Avid's Compensation Committee (if required by applicable law, rules or regulations), your target annual bonus will be equal to __% of your base salary, with a portion of your target annual bonus tied to the attainment of company performance objectives (currently 80%) and the remaining amount tied to the attainment of individual performance objectives (currently 20%), with potential payouts ranging from 0% to greater than __% of your base salary based on the degree to which performance objectives have been met and other factors.  The Plan results and payments will be determined following the Plan year after audited financials have been completed and announced, and any earned amounts will be paid on or before March 15 of the year following the Plan year. Your ____ bonus under the Plan will be pro-rated based on your Start Date.

Stock Option Grant
Subject to the approval of Avid's Compensation Committee (if required by applicable law, rules or regulations), you will be issued an option to purchase _______________ (______) shares of Avid common stock at an exercise price equal to the closing price of Avid common stock on the date of grant (“Grant Date”). The terms of the vesting of the stock option are described on Exhibit A attached hereto.

Restricted Stock Units
Subject to the approval of Avid's Compensation Committee (if required by applicable law, rules or regulations), you will be issued _______________ (______) restricted stock units (“RSUs”), with each RSU representing the right to receive one share of Avid common stock. The terms of the vesting of the RSUs are described on Exhibit A attached hereto.

Benefits
Avid offers four weeks of paid vacation and ten paid holidays per year for vice presidents.  The Company currently contributes approximately [70%] of the costs for medical, dental and vision coverage, and [100%] of the costs for basic life insurance (in the amount of ___ times your annual salary), long-term disability insurance and short-term disability insurance. Additionally, you will be eligible to participate in Avid's 401(k) Plan the first of the month following three months of service. You will receive further documentation on Avid's benefits programs upon formal acceptance of this employment offer.

Severance
Should Avid terminate your employment with the Company in the role set forth above without “Cause” (as defined below) other than due to your long-term disability, Avid agrees to continue to pay you, as severance pay, your base salary for a period of six (6) months after your date of termination and your annual bonus (pro-rated by the number of months you were employed by the Company in the role set forth above during the year of the date of termination, to be paid only if and when such bonuses are paid to other officers who remain employed with the Company), and to provide you with comparable benefits for the six (6) months following your date of termination, to the extent permitted by the terms of Avid's benefit plans and applicable law.  In order to be eligible for any of the severance pay or benefits, you will be required to sign Avid's standard severance agreement, which includes a general release of claims against Avid and its affiliates and to allow the severance agreement to become effective and unrevoked. As a condition to receiving any severance, you will also be required to sign such other agreements as officers of the Company are generally required to sign if you have not already done so. This severance agreement (and any other required agreements) must be signed by you within forty-five (45) days of the date of termination of your employment and, subject to the agreement not being revoked (and compliance with the tax laws described below), your severance will commence on the sixtieth (60th) day following your termination. However, if and to the extent Avid is required to delay payment of any severance amounts described in this letter agreement in order for your severance to comply with the requirements of Internal Revenue Code Section 409A, such delayed amounts will be paid to you on the first business day following the six month anniversary of the date of termination of your employment. These requirements and provisions regarding the timing of commencement of your severance will also apply to severance payable in connection with a Change-in-Control, as set forth below.
For the purpose of this letter, "Cause" shall mean misconduct including, but not limited to: (1) conviction of any felony or any crime involving moral turpitude or dishonesty; (2) participation in a fraud or act of dishonesty to the detriment of Avid; (3) material breach of any Avid policy; (4) gross negligence; (5) material breach of any agreement between you and Avid (including your Non-Disclosure and Invention Assignment Agreement and Avid's Code of Business Conduct and Ethics (both of which you are required to sign as a condition of your employment at Avid)); (6) failure by you to substantially perform your duties with the Company (other than any such failure resulting from your incapacity due to physical or mental illness); or (7) failing or refusing to cooperate, as reasonably requested in writing by the Company, in any internal or external investigation of any matter in which the Company has a material interest (financial or otherwise) in the outcome of the investigation.

Change-in-Control of the Company
Should Avid terminate your employment with the Company in the role set forth above without “Cause” within one year following a Change-in-Control of the Company, as defined on Exhibit B attached hereto, (1) in addition to the severance described above, Avid agrees to pay you an additional six months base salary (which will be paid during the six month period following the payment of the initial severance described above) and (2) notwithstanding anything to the contrary in the applicable stock option or restricted stock unit (RSU) agreement, the exercisability, with respect to stock options, and the payment, with respect to RSUs, of 25% (or such smaller percentage as may then be unvested) of the original amount of any individual stock option or RSU grant made to you, including the grants set forth above and any subsequent grants made to you during your employment, shall accelerate in full as of your last date of employment.

Other
This offer is contingent upon the completion of a satisfactory background check and is subject to our satisfactory review of all of your prior employment agreements for “non-compete” clauses under which you may be restricted from working for Avid and upon your furnishing proof that you are authorized for employment in the United States.
You are required to sign Avid's Non-Disclosure and Invention Assignment Agreement (which includes non-competition and non-solicitation provisions), a copy of which is enclosed with this offer letter. You will also be required to sign Avid's Code of Business Conduct and Ethics upon acceptance and/or commencement of employment and to recertify the Code of Business Conduct and Ethics on an annual basis. In addition, you will be required to complete an Immigration Department I-9 form for which you will need to bring certain documentation with you to Avid. These forms will be included in your personalized Orientation Kit.
This offer does not constitute an employment agreement and this letter is not to be construed as a guarantee of employment by the Company for any specific period or length of time.

Offer Acceptance
We look forward to welcoming you into your new position with Avid.  Please complete the enclosed “Employee Record Form” and return this form along with one signed offer letter, indicating your acceptance and anticipated start date. A self-addressed envelope is provided for your convenience. The second enclosed offer letter can be retained for your personal records.  Please ensure that the completed form and signed offer letter are returned in the self-addressed envelope no later than _____________. Upon our receipt of your signed letter, a personalized Benefits Orientation Kit will be mailed to your home address.

All of us at Avid look forward to welcoming you, ________, and are confident of your potential as a valued and respected member of our leadership team.  If you have any questions regarding the position, please do not hesitate to contact me.

Sincerely,

[Insert Name of Executive Officer]
[Insert Title]

ACCEPTED: _____________________________ DATE: ______________________

* Please return your completed forms and one signed offer letter in the self-addressed envelope no later than __________________.

Exhibit A
[insert stock option and restricted stock unit vesting terms]

Exhibit B
“Change-in-Control of the Company” shall be deemed to have occurred only if any of the following events occur:

(i)
The acquisition by an individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 30% or more of either (a) the then outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (b) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this section, the following acquisitions shall not constitute a Change-in-Control: (A) any acquisition directly from the Company, (B) any acquisition by the Company, (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, or (D) any acquisition pursuant to a transaction which satisfies the criteria set forth in clauses (a) and (b) of paragraph (iii) below; or

(ii)
Individuals who, as of [insert hire date] (the “Effective Date”), constitute the Company's Board of Directors (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Company's Board of Directors; provided, however, that any individual becoming a director subsequent to the Effective Date whose election, or nomination for election by the Company's shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

(iii)
Consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the operating assets of the Company (a “Business Combination”), in each case, unless, following such Business Combination, (a) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 40% of, respectively, the then-outstanding shares of common stock (or other equity interests, in the case of an entity other than a corporation), and the combined voting power of the then-outstanding voting securities of the corporation or other entity resulting from such Business Combination (which as used in this section shall include, without limitation, a corporation or other entity which as a result of such transaction owns all or substantially all of the Company's assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, and (b) no Person (excluding any corporation or other entity resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 30% or more of, respectively, the then outstanding shares of common stock (or other equity interests, in the case of an entity other than a corporation) of the corporation or other entity resulting from such Business Combination, or the combined voting power of the then-outstanding voting securities of such corporation or other entity;

provided, however, that a “Change-in-Control of the Company” shall be deemed to occur only if any of the foregoing events occur and such event that occurs is a “change in the ownership or effective control of a corporation, or a change in the ownership of a substantial portion of the assets of a corporation” as defined in Treasury Reg. § 1.409A-3(i)(5).